NEWS RELEASE

NORTH AMERICAN GALVANIZING & COATINGS, INC.

5314 South Yale Avenue, Suite 1000

(918) 494–0964 Fax: (918) 494-3999

FOR IMMEDIATE RELEASE Contact: Beth B. Pulley Phone: (918) 524-1512

North American Galvanizing & Coatings

Announces Launch of Tender Offer by AZZ incorporated

Tulsa, Oklahoma, May 7, 2010 – North American Galvanizing & Coatings, Inc.(“NGA”) (NASDAQ: “NGA”) has today announced that an indirect wholly-owned subsidiary of AZZ incorporated (“AZZ”) (NYSE: “AZZ”), Big Kettle Merger Sub, Inc. (“Merger Sub”), has commenced its tender offer for all outstanding shares of common stock, $0.10 per share par value, of NGA at a price of $7.50 per share, net to the seller in cash, without interest. The cash tender offer is being made pursuant to an Offer to Purchase, dated May 7, 2010, and in connection with the Agreement and Plan of Merger, dated as of March 31, 2010, by and among AZZ, Merger Sub and NGA (the “Merger Agreement”), which AZZ and NGA publicly announced on April 1, 2010.

Unless the tender offer is extended, the tender offer and any withdrawal rights to which NGA’s stockholders may be entitled will expire at 5:00 p.m., Central Daylight Saving time on Monday, June 7, 2010. There is no financing condition to the tender offer. The tender offer is subject to certain conditions set forth in the Offer to Purchase referenced above, including that there be validly tendered and not withdrawn before the expiration of the tender offer a number of shares of NGA common stock that, when added to any shares already owned by AZZ or Merger Sub and the shares for which AZZ or Merger Sub otherwise holds an option to purchase (which includes certain restricted shares and shares subject to options and the shares subject to NGA’s Director Stock Unit Program), represents at least two thirds (⅔) of the voting power of all shares of NGA common stock on a fully diluted basis (as defined in the Merger Agreement).

Following the acceptance for payment of shares of NGA common stock in the tender offer and the completion of the second-step merger contemplated in the Merger Agreement, NGA will become an indirect wholly-owned subsidiary of AZZ.

At a meeting held on March 31, 2010, the Board of Directors of NGA: (1) resolved that the terms of the Merger Agreement are fair to, and in the best interests of, NGA and NGA’s stockholders and declared it advisable to enter into the Merger Agreement; (2) authorized the execution, delivery and performance of the Merger Agreement; (3) approved, authorized and adopted the transactions contemplated by the Merger Agreement; (4) recommended acceptance of the tender offer and the adoption and approval of the Merger Agreement by NGA’s stockholders; and (5) took action to exempt the transactions contemplated by the Merger Agreement from the restrictions set forth in Section 203 of the General Corporation Law of the State of Delaware.

The Merger Agreement contains a “go-shop” provision whereby NGA’s Board of Directors with the assistance of its financial advisor had the right to solicit acquisition proposals from third parties until April 30, 2010. NGA’s Board of Directors designated a special committee of the Board of Directors (the “Committee”), comprised of John H. Sununu (Chair), Ronald J. Evans, Gilbert L. Klemann, II and Joseph J. Morrow, to oversee and monitor the solicitation and negotiation of acquisition proposals from third parties during this period of time as set forth in the Merger Agreement. During the go-shop period, advisors of NGA contacted 50 potential bidders, which consisted of 11 strategic parties and 39 financial parties, to determine their level of interest in exploring an acquisition of NGA. Over the following weeks, NGA entered into 3 confidentiality and standstill agreements with potential bidders, and those potential bidders were granted access to confidential legal and financial information regarding NGA contained in an electronic data room. None of the potential acquirers submitted an indication of interest during the "go shop" period and, to the knowledge of the Committee and its advisors, each has ceased further review of a potential acquisition of NGA. The reasons cited by the potential acquirers for declining to pursue or explore an acquisition of NGA included, among others, the high per Share price being paid by Parent in the Offer and Merger and the potential acquirer's own differing strategic focus. On

April 30, 2010, the "go shop" period terminated without submission of an alternative acquisition proposal to the Committee.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials filed by AZZ and Merger Sub with the Securities and Exchange Commission today. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer has been filed today with the Securities and Exchange Commission by NGA. Copies of the Offer to Purchase, Letter of Transmittal and other related materials, including the Solicitation/Recommendation Statement, are available free of charge from Georgeson Inc., the Information Agent for the tender offer, at (866) 856-0524 (toll free) or (212) 440-9800 (collect). The Depositary for the tender offer is Computershare Trust Company, N.A., and the Dealer Manager for the tender offer is Georgeson Securities Corporation.

Additional Information and Where to Find It

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of NGA’s common stock are only being made pursuant to a tender offer statement on Schedule TO, including the Offer to Purchase and other related materials that Merger Sub and AZZ have filed today with the Securities and Exchange Commission. In addition, NGA has filed today with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  Once filed, NGA’s stockholders will be able to obtain the tender offer statement on Schedule TO, the Offer to Purchase, the Solicitation/Recommendation Statement on Schedule 14D-9 and related materials with respect to the offer, free of charge at the website of the Securities and Exchange Commission at www.sec.gov, from the Information Agent and Dealer Manager named in the tender offer materials or from Merger Sub. NGA’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the Securities and Exchange Commission carefully and in their entirety prior to making any decisions with respect to the tender offer because they contain important information, including the terms and conditions of the tender offer.

About North American Galvanizing & Coatings, Inc. (NASDAQ: NGA)

North American Galvanizing & Coatings, Inc. is a leading provider of corrosion protection for iron and steel components fabricated by its customers. NGA has a large number of hot dip galvanizing facilities in the United States. NGA’s galvanizing plants offer a broad line of services including centrifuge galvanizing for small threaded products, sandblasting, chromate quenching, polymeric coatings, and proprietary INFRASHIELD Coating Application Systems for polyurethane protective linings and coatings over galvanized surfaces. NGA’s mechanical and chemical engineers provide customized assistance with initial fabrication design, project estimates and steel chemistry selection. NGA’s galvanizing and coating operations are composed of eleven facilities located in Colorado, Kentucky, Missouri, Ohio, Oklahoma, Tennessee, Texas and West Virginia. The West Virginia facility began operating in the second quarter of 2009. These facilities operate galvanizing kettles ranging in length from 16 feet to 62 feet and have lifting capacities ranging from 12,000 pounds to 40,000 pounds. For more information about NGA, visit www.nagalv.com.

About AZZ incorporated (NYSE: AZZ)

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Safe Harbor Statement

Certain statements contained in this press release about our expectations of future events or results constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. In addition, certain factors could affect the outcome of the matters described in this press release. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the outcome of any legal proceedings that may be instituted against us or others following the announcement of the Merger Agreement, (3) the inability to complete the tender offer or the merger due to the failure to satisfy other conditions, (4) risks that the proposed transaction disrupts current plans and operations, and (5) the costs, fees and expenses related to the transaction. NGA has provided additional information regarding risks associated with the business in NGA’s Annual Report on Form 10-K for 2009 as well as other filings with the SEC, available for viewing on NGA’s website at www.nagalv.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date of this press release and NGA assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.